ATSG to Lease Twelve Additional 767 Freighters to Amazon
Latest leasing commitments would bring the number of Boeing 767 aircraft that ATSG leases to Amazon to 31 by the end of 2020, and 42 aircraft by the end of 2021
WILMINGTON, OH, June 4, 2020 - Air Transport Services Group, Inc. (Nasdaq: ATSG), the leading provider of medium wide-body aircraft leasing, air transportation and related services, today announced an agreement to lease twelve additional Boeing 767-300 converted freighter aircraft to Amazon.com Services LLC. One of the twelve aircraft was delivered on May 29, 2020 and the remaining eleven will be delivered in 2021. All twelve will be leased to Amazon for ten years, with options for Amazon to extend the leases for three additional years.
Cargo Aircraft Management (CAM), ATSG’s aircraft leasing subsidiary, currently leases twenty-seven 767 aircraft to Amazon, including six leased during 2019. In December 2018, Amazon committed to lease those six plus an additional four 767s from CAM by the end of 2020. The agreement announced today increases the projected number of 767s CAM will have leased to Amazon to 31 by the end of 2020 and to 42 by the end of 2021.
Rich Corrado, President and CEO of ATSG said, “This new commitment is further evidence of Amazon’s confidence in our ability to support its expanding U.S. air network. We look forward to supporting Amazon with additional aircraft capacity and to generating additional revenues and cash flows for our shareholders from our unique asset and service offerings, for many years to come.”
Widebody Boeing 767 freighters have become the preeminent midsize component of regional air-cargo networks over the last ten years, and ATSG is the world’s largest lessor of that aircraft type. ATSG expects to end 2020 with seventy-eight owned 767 freighter aircraft in operation, seventy-one of which will be leased to eleven external customers.
Pursuant to the terms of the parties’ December 2018 deal, Amazon will be granted approximately seven million warrants to purchase ATSG common shares in exchange for its commitment to these twelve additional leases. The cash exercise price for these warrants will be $20.40 per share, based upon the volume-weighted average price of ATSG’s stock for the 30 trading days concluded prior to the contractual commitment for the leases.

About Air Transport Services Group, Inc. (ATSG)
ATSG is a leading provider of aircraft leasing and air cargo transportation and related services to domestic and foreign air carriers and other companies that outsource their air cargo lift requirements. ATSG, through its leasing and airline subsidiaries, is the world's largest owner and operator of converted Boeing 767 freighter aircraft. Through its principal subsidiaries, including three airlines with separate and distinct U.S. FAA Part 121 Air Carrier certificates, ATSG provides aircraft leasing, air cargo lift, passenger ACMI and charter services, aircraft maintenance services and airport ground services. ATSG's subsidiaries include ABX Air, Inc.; Airborne Global Solutions, Inc.; Airborne Maintenance and Engineering Services, Inc., including its subsidiary, Pemco World Air Services, Inc.; Air Transport International, Inc.; Cargo Aircraft Management, Inc.; and Omni Air International, LLC. For more information, please see www.atsginc.com.
Except for historical information contained herein, the matters discussed in this release contain forward-looking statements that involve risks and uncertainties. There are several important factors that could cause Air Transport

Services Group's (“ATSG's”) actual results to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, potential disruptions to our workforce and staffing capability, and the ability of our vendors and third party service providers to maintain customary service levels, arising from the current COVID-19 pandemic and related economic downturn; the cost and timing with respect to which we are able to purchase and modify aircraft to a cargo configuration; our ability to remain in compliance with our commercial arrangements with Amazon and our lenders; and other factors that are contained from time to time in ATSG's filings with the U.S. Securities and Exchange Commission, including its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Readers should carefully review this release and should not place undue reliance on ATSG's forward-looking statements. These forward-looking statements were based on information, plans, and estimates as of the date of this release. ATSG undertakes no obligation to update any forward-looking statements to reflect changes in underlying assumptions or factors, new information, future events, or other changes.

Contact:
Quint O. Turner, ATSG Inc. Chief Financial Officer
937-366-2303